UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2022

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-256598	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2022, subsidiaries of Strategic Storage Trust VI, Inc. (the “Company”) entered into: (1) an assignment agreement with an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) to acquire such affiliate’s right, title and interest in and to a purchase and sale agreement with an unaffiliated third party (the “Vancouver PSA”) for the acquisition of a self storage facility located in Vancouver, Washington (the “Vancouver Property”), and (2) an assignment agreement with an affiliate of SmartStop to acquire such affiliate’s right, title and interest in and to a purchase and sale agreement with an unaffiliated third party (the “Portland PSA”) for the acquisition of a self storage facility located in Portland, Oregon (the “Portland Property”).

The information in this Item 1.01 description with respect to (a) the Vancouver PSA and the Vancouver Property is qualified in its entirety by the full Purchase Agreement which is attached as Exhibit 10.1 hereto and (b) the Portland PSA and the Portland Property is qualified in its entirety by the full Purchase Agreement which is attached as Exhibit 10.2 hereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 29, 2022, a subsidiary of the Company closed on the purchase of the Vancouver Property. The Vancouver Property is a self storage facility that contains approximately 99,200 net rentable square feet of storage space and 1,090 self storage units. The purchase price for the Vancouver Property was approximately $25.0 million, plus closing costs and acquisition fees. The Company funded such acquisition with net proceeds from the Company’s offering.

On March 31, 2022, a subsidiary of the Company closed on the purchase of the Portland Property. The Portland Property is a self storage facility that contains approximately 56,500 net rentable square feet of storage space and 520 self storage units. The purchase price for the Portland Property was approximately $15.0 million, plus closing costs and acquisition fees. The Company funded such acquisition with net proceeds from the Company’s offering.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 7.01. Regulation FD Disclosure.

On March 31, 2022, the Company issued a press release announcing the acquisitions of the Vancouver Property and the Portland Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01. Other Information.

On March 25, 2022, the board of directors of the Company declared a daily cash distribution in the amount of $0.001644 per day per share on the outstanding shares of common stock payable to Class A, Class T, Class W, and Class P stockholders of record of such shares as shown on the Company’s books as of the close of business on each day of the period commencing on April 1, 2022 and ending June 30, 2022. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Company’s Chief Executive Officer may determine.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Purchase Agreement for Vancouver PSA, dated as of January 31, 2022

10.2 Purchase Agreement for Portland PSA, dated as of December 28, 2021

99.1 Press Release, dated as of March 31, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: March 31, 2022	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer